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                                                                    EXHIBIT 3(c)

                            CERTIFICATE OF AMENDMENT

                                       OF

                        THE CERTIFICATE OF INCORPORATION
                                       OF
                    THE CLARIDGE HOTEL AND CASINO CORPORATION
                Under Section 805 of the Business Corporation Law

         THE CLARIDGE HOTEL AND CASINO CORPORATION (the "Corporation"), a corporation organized and existing under New York law

         DOES HEREBY CERTIFY

         FIRST:    The Corporation's name is "The Claridge Hotel and Casino
Corporation".

        SECOND:    The Certificate of Incorporation of the Corporation was
filed with the Secretary of State of the State of New York on August 28, 1983.

         THIRD (A):    The Certificate of Incorporation is amended for the
following purposes: (i) to cancel the Class B Stock of the Corporation, and
(ii) to eliminate the personal liability of directors to the Corporation or its shareholders for damages for breaches of certain fiduciary duties in such capacity.

         THIRD (B):    To effect the foregoing amendments,

         (1) Article Fourth of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as follows:

         FOURTH:    The aggregate number of shares of stock which the
Corporation shall have authority to issue is 5,062,000 shares of Class A Stock having a par value of $.001 per share.

        (2) The Corporation's Certificate of Incorporation is hereby amended to redesignate Articles NINTH and TENTH thereof as Articles TENTH and ELEVENTH, respectively, and to add a new Article NINTH as follows:

         NINTH:    To the fullest extent permitted under the Business
Corporation Law of New York, a director of the Corporation shall not be held personally liable to the Corporation or its shareholders for damages for any breach of duty as a director of the Corporation.

         FOURTH:    Upon the filing of this Certificate of Amendment, each of
the 562,500 authorized, issued and outstanding shares of Class B Stock,


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par value $.001 per share, of the Corporation shall be deemed to be cancelled and no longer to represent outstanding capital stock of this Corporation, so that the Corporation shall have no authorized, issued or outstanding shares of Class B Stock.

         FIFTH:    Upon the filing of this Certificate of Amendment, the stated
capital of the Corporation shall be reduced by $562.50 (from $5,625.00 to $5,062.50), and its capital surplus shall be increased by $562.50 to reflect this cancellation.

         SIXTH:    This amendment to the Certificate of Incorporation of the
Corporation was duly authorized by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of holders of Class A Stock and by unanimous written consent of the holder of the Class B Stock in accordance with
Section 803 of the Business Corporation Law.

         IN WITNESS WHEREOF, we have signed this Certificate on the 15th day of June, 1989, and we reaffirm the statements contained herein as true under penalties of perjury.

                                   THE CLARIDGE HOTEL AND CASINO CORPORATION

                                            By: /s/ Roger P. Wagner
                                                --------------------------
                                                Roger P. Wagner, President


                                            By: /s/ Gloria E. Soto
                                                --------------------------
                                                Gloria E. Soto, Secretary